EXHIBIT 16.1

July 31, 2014

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements for Environmental Science and Technologies, Inc. (the "Company") as of and for the year ended December 31, 2013. We have been notified that as of July 25, 2014, we were formally dismissed by the Company. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated July 31, 2014, and we agree with such statements, except as they relate to the following:

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We are unable to agree or disagree with statements that the change was authorized and approved by the Board of Directors;

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We are unable to agree or disagree with the statement in the second paragraph, first sentence that, “the Company was not in a position to engage MFA to do so;” and

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We are unable to agree or disagree with all statements made under the caption “(b) New independent registered accounting firm”

Very truly yours,

/s/ MFA Moody, Famiglietti & Andronico, LLP

MFA Moody, Famiglietti & Andronico, LLP